Exhibit 99

CONTACT:	Robert F. Mangano President & Chief Executive Officer (609) 655-4500	Joseph M. Reardon Sr. Vice President and Treasurer (609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME,
UP 9.88% FOR QUARTER,
AND 10.71% FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

CRANBURY NJ – OCTOBER 24, 2007……1ST Constitution Bancorp (NASDAQ:  FCCY) reported net income of $4,418,541 for the nine months ended September 30, 2007, an increase of 10.71 percent over net income of $3,991,138 reported for the corresponding period in 2006.  Diluted earnings per share for the nine months ended September 30, 2007 were $1.17, an increase of 10.38 percent from the $1.06 per share reported for the first nine months of 2006.  The return on average equity for the first nine months of 2007 was 15.89 percent and the return on average assets was 1.41 percent.  By comparison, the first nine months of 2006 generated returns on average equity and assets of 17.12 percent and 1.41 percent respectively.

Net income for the third quarter ended September 30, 2007 reached $1,515,336, representing a 9.88 percent increase in net income over net income of $1,379,116 earned during the same period of 2006.  Diluted earnings per share were $0.40 for the three months ended September 30, 2007, an increase of 11.11 percent from the $0.36 per share reported for the third quarter of 2006.  For the third quarter of 2007, the return on average equity was 15.67 percent and return on average assets was 1.39 percent, as compared to a return on average equity of 16.77 percent and a return on average assets of 1.41 percent for the third quarter of 2006.

Net interest income for the three months ended September 30, 2007 was $4,518,542, and $13,290,732 for the nine months ended September 30, 2007.  The Company’s net interest margin stood at 4.51 percent and 4.60 percent respectively, for the three and nine months ended September 30, 2007.

Robert F. Mangano, president and chief executive officer, attributed higher earnings for the nine months ended September 30, 2007 to continuing momentum across various product lines, primarily relating to the Bank’s lending activities, deposit growth, and the continued generation of non-interest income.  Non-interest income reached $1,937,870 for the nine months ended September 30, 2007 which was 1.23 percent below the $1,961,980 achieved during the first nine months of 2006.  Loans increased in all major portfolio categories and overall grew by 7.67 percent to $299,834,417, and deposits increased by 10.20 percent to $332,945,057 at September 30, 2007, in each case when compared to September 30, 2006.  The deposit increases include the deposits associated with the acquisition of the Hightstown branch banking office, which was accomplished in the latter part of the first quarter of 2007.

At September 30, 2007, total assets reached $430.1 million, an increase of 9.97 percent from total assets of $391.4 million at September 30, 2006.

1ST Constitution Bancorp through its primary subsidiary, 1ST Constitution Bank, operates 11 branch banking offices in Cranbury (2), Jamesburg, Fort Lee, Hamilton, Hightstown, Montgomery, Perth Amboy, Plainsboro, Princeton, and West Windsor.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Income Statement Data:
Interest income	$7,825	$7,163	$22,660	$20,105
Interest expense	3,307	2,654	9,369	6,752
Net interest income	4,518	4,509	13,291	13,353
Provision for loan losses	30	100	100	440
Net interest income after prov.for loan losses	4,488	4,409	13,191	12,913
Non-interest income	645	757	1,937	1,961
Non-interest expense	2,958	3,143	8,802	9,342
Income before income taxes	2,175	2,023	6,326	5,532
Income tax expense	660	644	1,908	1,541
Net income	$1,515	$1,379	$4,418	$3,991

Balance Sheet Data:
Total Assets			$430,142	$391,407
Loans, including loans held for sale			299,834	278,481
Allowance for loan losses			(3,318)	(2,793)
Investment securities available for sale			79,815	71,727
Investment securities held to maturity			26,111	17,378
Deposits			332,945	302,132
Shareholders' Equity			39,720	33,668

Performance Ratios:
Return on average assets	1.39%	1.41%	1.41%	1.41%
Return on average equity	15.67%	16.77%	15.89%	17.12%
Net interest margin	4.51%	4.94%	4.60%	5.10%
Efficiency ratio	57.3%	59.7%	57.8%	61.0%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			4,020	3,556
OREO property			0	0
Net charge-offs (recoveries)			10	8
Allowance for loan losses to total loans			1.11%	1.00%
Nonperforming loans to total loans, including loans held for sale			1.40%	1.28%

Per Share Data:
Earnings per share - Basic	$0.40	$0.38	$1.18	$1.09
Earnings per share - Diluted	$0.40	$0.36	$1.17	$1.06
Book value per share			$10.61	$9.17